© 2003 IGT. All rights reserved.

INTERNATIONAL GAME TECHNOLOGY REPORTS
RECORD FISCAL 2003 THIRD QUARTER
AND NINE-MONTH RESULTS

        (Reno, NV – July 17, 2003) – International Game Technology (NYSE: IGT) today reported its operating results for the third quarter and nine months ended June 28, 2003. During the quarter, our Board of Directors declared a four-for-one stock split for shareholders of record on June 18, 2003, with the subsequent share distribution on July 2, 2003. All current and prior period share amounts are reflective of this stock split.

        Third quarter net income totaled $103.7 million or $0.30 per diluted share versus $82.6 million or $0.23 per diluted share for the same quarter last year. For the nine months just ended, net income totaled $282.4 million or $0.80 per diluted share compared to $208.3 million or $0.61 per diluted share in the prior year period.

        For the third quarter, income from continuing operations increased 29% to $103.0 million, and earnings per diluted share from continuing operations improved 36% to $0.30 compared to the quarter ended June 29, 2002. Total quarterly revenues and earnings of unconsolidated affiliates grew 16% to $597.5 million and operating income reached $178.6 million, up 23% when compared to the same period in the prior year. For the third quarter of the previous year, revenues and earnings of unconsolidated affiliates were $515.8 million, operating income totaled $145.6 million, and income from continuing operations was $79.9 million or $0.22 per diluted share.

        For the nine months ended June 28, 2003, income from continuing operations improved 39% to $284.5 million, and earnings per diluted share from continuing operations increased 35% to $0.81 compared to the nine months ended June 29, 2002. Total year-to-date revenues and earnings of unconsolidated affiliates grew 26% to $1.7 billion and operating income reached $501.4 million, up 32% when compared to the same period in the prior year. For the nine months ended June 29, 2002, revenues and earnings of unconsolidated affiliates were $1.3 billion, operating income totaled $380.1 million, and income from continuing operations was $204.3 million or $0.60 per diluted share.

        “We are extremely pleased with the June quarter and nine-month results as they underscore our emphasis on the development and delivery of the best possible products to our customers across all of the markets we serve,” commented IGT Chief Executive Officer G. Thomas Baker. “The diversity of our business yields a consistency of cash flows and earnings, which allows us to maintain an important goal of a strong balance sheet. These factors were clearly influential in driving our recent dividend announcement, as well as the recent upgrade of our debt to BBB by Standard and Poor’s.”

        As previously announced on June 4, 2003, our Board of Directors also declared a cash dividend of $0.075 per share that will be paid on July 28, 2003 to shareholders of record on July 14, 2003.

        During the quarter, we also announced the signing of a definitive merger agreement with Acres Gaming (Acres) for approximately $130.0 million on a fully diluted basis. “This strategic acquisition reflects our long-term commitment to the systems business and strengthens our capacity to provide innovative and reliable system products to the gaming industry,” added Baker. The merger is subject to approvals of Acres stockholders and various regulatory agencies, including Hart-Scott-Rodino, and gaming regulators. We anticipate the transaction will be completed by the end of calendar 2003.

        During the current quarter, we closed the sale of the Colorado casino operations acquired with Anchor Gaming (Anchor) for total proceeds of $82.0 million, recognizing a net loss of $1.1 million. In addition, we expect to close the sale of United Tote (UT), our pari-mutuel wagering business also acquired with Anchor, during our fiscal 2003 fourth quarter. These operations have been reclassified to discontinued operations and assets held for sale for all periods presented.

        IGT sold 37,500 machines worldwide during the current quarter compared to 31,300 machines in the prior year quarter. Product sales revenue for the quarter totaled $300.1 million, an improvement of 35% from $222.4 million in the prior year period. Gross profit on product sales increased 52% for the quarter to $143.5 million versus $94.3 million in the prior year. Gross profit margins on product sales were 48% for the current quarter versus 42% in the prior year period. Margin improvements primarily resulted from greater domestic machine volumes, an increase in the number of spinning reel game sales, and a greater share of revenues related to EZ Pay™ systems.

        Domestically, IGT sold 24,200 machines in the current quarter compared to 17,600 machines in the same prior year period. Domestic replacement sales totaled 17,500 machines, an increase of 68% from 10,400 machines in the prior year quarter. The improvement in total domestic unit sales resulted primarily from greater replacement demand in the Nevada, Atlantic City and Midwestern riverboat markets, as well as the Canadian provinces of Quebec and Saskatchewan.

        International machine shipments for the quarter totaled 13,400 compared to 13,700 in the prior year period, due primarily to decreased sales in Australia and Japan, offset by greater sales in the United Kingdom. Our international businesses continue to be steady contributors to operating income and cash flows.

        IGT sold 102,000 machines worldwide during the first nine months of fiscal 2003 compared to 93,200 machines in the same prior year period. Year-to-date product sales revenue totaled $795.8 million, an improvement of 27% from $628.4 million in the prior year. Gross profit on product sales increased 44% for the current nine-month period to $381.3 million versus $265.5 million in the prior year period. Gross profit margins on product sales totaled 48% versus 42% for the same prior year period. The improvement in profit margins was primarily due to domestic machine unit sales comprising approximately 62% of the total versus 50% in the comparable prior year period, an increase in the number of spinning reel game sales, and a greater share of revenues related to EZ Pay™ systems.

        Domestic machine shipments for the nine months just ended totaled 63,200 machines, an improvement from 46,400 in the comparable prior year period. Domestic replacement sales totaled a record 42,500 machines, an increase of 44% from 29,600 machines in the prior year period. The increase in domestic replacement sales resulted primarily from continued demand for IGT’s EZ Pay™ ticket-in ticket-out technology in the Nevada, Atlantic City and Native American markets. In addition, replacement sales for the year have been strong in the government-operated public gaming markets, particularly the Canadian provinces of Quebec and Saskatchewan.

        International machine shipments for the first nine months of the year totaled 38,800 compared to 46,700 in the prior year period, due primarily to decreased machine sales in Japan and Australia, offset by increased machine sales in the United Kingdom and Europe.

        Revenues and earnings of unconsolidated affiliates from proprietary gaming operations totaled $261.7 million in the current quarter, a slight increase from $260.8 million in the third quarter of fiscal 2002. Our third quarter wide area progressive play levels increased across the majority of our markets, offset by the Nevada market due to the record $39.7 million Megabucks® jackpot that was hit in late March 2003. Quarterly gross profit from proprietary gaming decreased 4% to $135.4 million compared to $141.4 million in the prior year. Approximately half of the gross profit decline resulted from lower interest rates in the period, and the remainder was due to higher operating costs.

        Year-to-date gaming operations revenue and earnings from unconsolidated affiliates increased to $784.3 million or 21% from $650.8 million in the same prior year period. Gross profit from proprietary gaming operations increased 13% to $414.5 million compared to $367.6 million in the prior year. The year-over-year improvements resulted primarily from the inclusion of the Anchor Joint Venture activities subsequent to the Anchor acquisition, increased wide area progressive play levels, and an increase in the installed base of recurring revenue machines.

        IGT’s installed base of recurring revenue machines, including machines placed in both casino and racino markets, ended the current quarter at 33,600, an increase of 1,900 from the same quarter last year and 800 from the immediately preceding quarter. Machines in casino markets ended the quarter at 29,100 machines, an improvement of 800 from the same quarter last year and an increase of 200 from the immediately preceding quarter. The year-over-year and sequential quarter increases resulted primarily from increased placements in the Native American markets and Atlantic City, offset by removals in the Nevada market. Machines in racino markets ended the quarter at 4,500 machines, up 1,200 machines from last year related to additional placements in Delaware and Rhode Island. The sequential increase of 600 machines in the quarter was due to additional Rhode Island placements.

        Recent game introductions that continue to receive favorable customer acceptance include such popular themes as I Love Lucy®, The Beverly Hillbillies™, and Family Feud™. Other newly released game themes expected to be rolled out throughout the remainder of fiscal 2003 include UNO®, M*A*S*H™, Little Green Men Jr.™, Magic 8 Bal®l and Video Sinatra™.

        Revenues from lottery systems totaled $35.7 million in the current quarter, an increase of 10% from $32.6 million in the prior year quarter. Gross profit increased 22% for the quarter to $12.3 million versus $10.1 million in the prior year period. Year-to-date, lottery systems revenues and gross profits totaled $111.3 million and $38.3 million. The current quarter and year-to-date revenues and gross profits benefited primarily from commencement of our on-line lottery contract in South Korea, which went live in early December 2002.

        Operating expenses for the quarter and year-to-date periods totaled $112.6 million and $332.7 million compared to $100.2 million and $273.9 million in the comparable prior year periods. Operating expenses increased due to additional employee-related costs, as well as ongoing investment in research and development, partially offset by recoveries of previously reserved Argentine receivables.

        Other expense, net, for the current quarter and year-to-date periods totaled $16.2 million and $47.8 million compared to $17.2 million and $52.1 million for the same periods in the prior year.

        Cash and cash equivalents at June 28, 2003 totaled $1.1 billion, working capital totaled $1.0 billion, and total long-term debt was $1.2 billion. Cash and cash equivalents at September 28, 2002 totaled $421.4 million, working capital totaled $699.6 million and total long-term debt was $971.4 million. The increases are primarily related to the previously announced issuance of convertible debentures during the second quarter of fiscal 2003. During the quarter, we also reclassified the $400.0 million principal portion of our 7.875% Senior Notes to current, as they will become due in May 2004.

        Cash flows provided by operating activities totaled $242.7 million for the nine months just ended, compared to $398.4 million in the prior year. The decrease in operating cash flow primarily resulted from increased receivables related to greater product sales volumes, slightly higher inventory balances, increased income tax payments resulting from higher profits, and taxes paid on the sale of our casinos and slot route. Capital expenditures, including investment in gaming operations equipment, totaled $103.4 million and $65.9 million for the current and prior year-to-date periods.

        As previously announced on June 26, 2003, International Game Technology (NYSE “IGT”) will host a conference call regarding its Third Quarter Fiscal Year 2003 earnings release on Thursday, July 17, 2003 at 6:00 a.m. (Pacific Daylight Time) with G. Thomas Baker, President and Chief Executive Officer, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:

Domestic callers dial 888-428-4479, passcode IGT International callers dial 612-288-0340, passcode IGT

        The conference call will also be broadcast live over the Internet. Please refer to the following information to access the call:

What:	Conference Call following International Game Technology's
Third Quarter Fiscal Year 2003 Earnings Release
When:	Thursday, July 17, 2003 at 6:00 a.m. (Pacific Daylight Time)
Where:	http://www.firstcallevents.com/service/ajwz383832581gf12.html
How:	Live over the Internet - Simply log on to the web address above
Contact:	Robert McIver 775-448-0110

        Minimum requirements to listen to the broadcast include Windows Media Player or Real Player and at least a 28.8Kbps connection to the Internet.

        If you are unable to participate during the live webcast, the call will be archived at http://www.igt.com and http://www.prnewswire.com until Friday, July 25, 2003.

        Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 11:15 a.m. (Pacific Daylight Time) on Thursday, July 17, 2003. This replay will run through Friday, July 25, 2003. The access numbers are as follows:

Domestic callers dial 800-475-6701, access code 689701 International callers dial 320-365-3844, access code 689701

        In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions. These statements include the following: the statement about development and delivery of best products to our customers; the statement about the diversity of our business yielding consistent cash flows, earnings and a strong balance sheet; the statement about our ability to provide reliable and innovative system products; statement that we expect to close the sale of United Tote in the fourth quarter fiscal 2003; the statement that our international businesses continue to be steady contributors to operating income and cash flow; the statement that our EZ Pay® technology continues to gain broader acceptance with our customers and stimulate replacement demand; the statement that significant machine introductions were met with favorable customer acceptance; and the statement that new game themes expected to be rolled out to additional jurisdictions include UNO®, M*A*S*H™, Little Green Men Jr.™, Magic 8 Ball® and Video Sinatra™; the statement that we anticipate the Acres transaction to be completed by the end of calendar 2003.

        Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of ticket-in/ticket-out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, the uncertainties generally associated with the development and manufacturing of gaming machines and systems, reduced lottery sales in jurisdictions where we have lottery contracts, our ability to renew existing lottery contracts, and our ability to generate sales of new video lottery central control systems and video lottery terminals. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our Annual Report on Form 10-K for the year ended September 28, 2002.

        IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal.

      Contact: Robert McIver, 775-448-0110

Unaudited Condensed Consolidated Statements of Income

                               Quarters Ended      Nine Months Ended
                             __________________ _______________________
                             Jun. 28,  Jun. 29,   Jun. 28,    Jun. 29
                               2003      2002       2003        2002
_______________________________________________________________________
(Amounts in thousands, except per share amounts)

Revenues
    Product sales            $300,068  $222,429  $  795,847  $  628,359
    Gaming operations         261,853   261,190     784,795     618,039
    Lottery systems            35,749    32,570     111,349      67,299
    Total revenues            597,670   516,189   1,691,991   1,313,697

Costs and expenses
    Cost of product sales     156,556   128,140     414,506     362,864
    Cost of gaming
      operations              126,322   119,489     369,818     283,241
    Cost of lottery systems    23,478    22,476      73,057      46,377
    Selling, general, and
      administrative           73,013    64,701     214,379     170,380
    Depreciation and
      amortization             13,177    13,108      40,619      32,134
    Research and development   23,844    18,390      68,124      56,421
    Provision for bad debts     2,537     3,974       9,550      14,988
    Total costs and expenses  418,927   370,278   1,190,053     966,405

Earnings (losses) of
  unconsolidated affiliates      (152)     (345)       (497)     32,772

Income from operations        178,591   145,566     501,441     380,064

Other income (expense), net   (16,238)  (17,208)    (47,750)    (52,130)

Income from continuing
  operations before tax       162,353   128,358     453,691     327,934
    Provision for income
      taxes                    59,392    48,460     169,227     123,619

Income from continuing
  operations                  102,961    79,898     284,464     204,315
Income (loss) from
    discontinued operations,
    net of tax                    724     2,730      (2,078)      4,003

Net income                   $103,685   $82,628  $  282,386  $  208,318

Basic earnings per share
    Continuing operations    $   0.30   $  0.22  $     0.83  $     0.61
    Discontinued operations      0.00      0.01       (0.01)       0.01
    Net income               $   0.30   $  0.23  $     0.82  $     0.62

Diluted earnings per share
    Continuing operations    $   0.30     $0.22  $     0.81  $     0.60
    Discontinued operations      0.00      0.01       (0.01)       0.01
    Net income               $   0.30     $0.23  $     0.80  $     0.61

Weighted average common
  shares outstanding          342,367   357,960     344,009     335,557

Weighted average common and
  potential shares
  outstanding                 349,755   363,329     350,978     341,607

    Unaudited Condensed Consolidated Balance Sheets

                                           Jun. 28,    Sep. 28,
                                             2003        2002
    ____________________________________________________________
    (Amounts in thousands)

    Assets
      Current assets
        Cash and cash equivalents        $1,139,260  $  421,405
        Receivables, net                    461,729     372,646
        Inventories, net                    144,891     139,847
        Other                               138,937     276,712
      Total current assets                1,884,817   1,210,610

      Long-term notes and contracts
        receivable, net                     152,056     136,629

      Property, plant and
        equipment, net                      292,508     287,836

      Investments to fund liabilities to
        jackpot winners                     336,485     329,802

      Goodwill and intangibles, net of
        amortization                      1,224,074   1,238,448

      Other assets                          145,623     112,493

      Total Assets                       $4,035,563  $3,315,818

    Liabilities, Minority Interest and
      Stockholders' Equity

      Current liabilities
        Current maturities of long-term
          notes payable and capital
          lease obligations              $  406,434  $    8,519
        Other current liabilities           476,366     502,540

      Total current liabilities          $  882,800  $  511,059

      Long-term notes payable and capital
        lease obligations, net of current
        maturities                        1,151,715     971,375

      Long-term jackpot liabilities         387,467     380,567

      Other liabilities                      13,425      11,010

      Total Liabilities                   2,435,407   1,874,011

      Minority interest                       9,313       8,663

      Total Stockholders' Equity          1,590,843   1,433,144

      Total Liabilities, Minority
        Interest and Stockholders'
        Equity                           $4,035,563  $3,315,818

    Unaudited Condensed Consolidated Statements of Cash Flows

                                            Nine Months Ended
                                           Jun. 28,    Jun. 29,
                                             2003        2002
    ___________________________________________________________
    (Amounts in thousands)

    Cash flows from operating activities
      Net income                         $  282,386  $  208,318
      Adjustments to reconcile net
        income to net cash provided
        by operating activities:
          Depreciation, amortization and
            other non-cash items            158,133     129,837
          Change in receivables            (117,344)      8,454
          Change in inventories             (15,622)     18,190
          Changes in other operating
            assets and liabilities          (65,385)     23,052
          Earnings of unconsolidated
            affiliates less than
            distributions                       497      10,578
              Total adjustments             (39,721)    190,111

    Net cash provided by operating
      activities                            242,665     398,429
    Net cash provided by investing
      activities                             67,517      87,239
    Net cash provided by (used in)
      financing activities                  410,732    (328,296)
    Effect of exchange rate changes on
      cash and cash equivalents              (3,059)      2,407
    Net increase in cash and cash
      equivalents                           717,855     159,779
    Cash and cash equivalents at:
      Beginning of period                   421,405     364,234

      End of period                      $1,139,260  $  524,013

Unaudited Supplemental Data

                             Quarters Ended    Nine Months Ended
                            __________________ __________________
                            Jun. 28,  Jun. 29, Jun. 28,  Jun. 29,
                             2003      2002      2003     2002
_________________________________________________________________
 (Amounts in thousands)

Reconciliation of Net
  Income to EBITDA:

  Net income                 $103,685  $ 82,628  $282,386 $208,318
  (Gain) loss from
    discontinued operations,
    net of tax                   (724)   (2,730)    2,078   (4,003)
  Provision for income
    taxes                      59,392    48,460   169,227  123,619
  Other expense, net           16,238    17,208    47,750   52,130
  Depreciation and
    amortization               37,578    39,320   117,211  103,107
  Stock-based compensation        974     1,195     2,817    2,421

  EBITDA                     $217,143  $186,081  $621,469 $485,592

EBITDA [earnings before interest, taxes, depreciation (including depreciation in earnings of  unconsolidated  affiliates)  and  amortization]  is a  supplemental non-GAAP  financial measure commonly used by management and industry analysts to evaluate our  financial  performance.  EBITDA  provides  useful  information  to investors  regarding our ability to service debt. EBITDA should not be construed as an  alternative  to income from  operations (as an indicator of our operating performance)  or cash  flows from  operations  (as a measure  of  liquidity)  as determined in accordance  with generally  accepted  accounting  principles.  All companies do not calculate  EBITDA in the same manner and EBITDA as presented by
IGT may not be comparable to EBITDA presented by other companies.